**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

March 10, 2009

            HOMETOWN BANCORP, INC. COMPLETES STOCK REPURCHASE PROGRAM


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced today that it has completed the stock repurchase program that was announced on July 28, 2008. The Company repurchased 53,561 shares, representing approximately 5% of its outstanding shares (excluding shares held by Hometown Bancorp MHC, the Company's mutual holding company).

     Established in 1919, the Bank is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, the Bank offers a full-range of financial services to individuals and businesses within its market area. For more information on Hometown Bancorp, Inc. and Walden Federal Savings and Loan Association go to our website www.waldenfederal.com.